Exhibit 99.1

Genie Energy Resumes Quarterly Dividend on Common Stock

with Fourth Quarter Dividend of $0.075 per share

Board Authorizes Buyback of Preferred Shares

NEWARK NJ (February 9, 2022): The board of directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) today announced the resumption of a regular dividend on its common stock, declaring a cash dividend of $0.075 per share of common stock for the fourth quarter of 2021, and authorized the gradual repurchase of its Series 2012-A Preferred Stock (GNEPRA).

The fourth quarter’s common stock dividend will be paid on or about March 1, 2022 to Class A and Class B Common stockholders of record as of the close of business on February 22nd. The distribution will be treated as an ordinary dividend for tax purposes.

In addition, the board of directors has authorized the company to repurchase shares of its Series 2012-A Preferred Stock. The authorization is to purchase up to $1.0 million per quarter at the liquidation preference of $8.50 per share beginning in the second quarter of 2022. There are approximately 2.3 million shares of Series 2012-A Preferred Stock outstanding with an aggregate liquidation preference of $19.7 million. Holders of Series 2012-A Preferred Stock will be provided with details of the liquidation process. The preferred stockholders’ rights to dividends on outstanding shares will not change during the buyback period.

“Approximately one year ago, we suspended our regular common stock dividend in light of the financial impacts of Winter Storm Uri in Texas and announced a recovery plan,” said Genie’s CEO, Michael Stein. “In the past year, we generated strong operational results across our businesses, refocused our retail supply business on robust cash generation, and significantly strengthened our balance sheet. In light of these developments, Genie’s board of directors has resumed payment of a quarterly dividend to our common stockholders and authorized a gradual repurchase of our preferred shares.”

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in certain European markets. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel, IRC, MBA

Managing Director

Hayden IR

P: (346) 396-8696

E-mail: brian@haydenir.com

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